MFLP Mitsui Fudosan Logistics Park Inc. Investor Presentation for Merger Advance Logistics Investment Corporation Aug 5, 2024

The Merger described in this press release involves securities of a Japanese company. The Merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the issuer may purchase securities otherwise than under the Merger, such as in the open market or through privately negotiated purchases.

Executive Summary Overview of the Merger Conducted an absorption-type merger with Mitsui Fudosan Logistics Park Inc (MFLP-REIT) as the surviving company and Advance Logistics Investment Corporation (ADL) as the dissolving company Merger of 2 dedicated logistics J-REITs to result in significant expansion of asset size and improve operational efficiency Mitsui Fudosan and ITOCHU Group to be dual sponsors through an absorption-type company split of the asset management company Aim for further growth through promotion of the growth strategy with acquisition of 3 ADL pipeline properties p.3 Effects of the Merger Post-acquisition asset size to be 576.5 billion yen (11th amongst J-REITs), enhancing liquidity and presence in J-REIT market Larger asset size will drive portfolio diversification, further improving stability Aim to enhance unitholder value through strengthened sponsor support with dual sponsorship by comprehensive developer and general trading company p.8 Further growth strategy as a representative of dedicated logistics J-REIT Continue to acquire property from abundant pipeline backed by the development capabilities of two sponsors, promoting external growth strategy Strengthen internal growth capabilities through leasing activities that capitalize on platforms and networks of a comprehensive developer and general trading company Expand investment strategies to target further growth, such as promoting acquisitions in new asset classes by leveraging improved stability owing to larger asset size p.15 2

1. Overview of the Merger MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

1 Overview of the Merger Overview and Schedule of the Merger Overview of the Merger Type of the Merger Absorption-type Merger Surviving REIT : Mitsui Fudosan Logistics Park Inc. (MFLP-REIT) Dissolving REIT : Advance Logistics Investment Corporation (ADL) Merger Ratio MFLP-REIT : ADL=1 : 1.168 before investment unit split, MFLP-REIT : ADL=1?0.292) (Allocate 1.168 units of MFLP-REIT per 1 unit of ADL) Investment unit split MFLP-REIT will implement a 1-to-4 split of the investment units in order to enable the unitholders of ADL to continue to hold MFLP REIT's investment units after the Merger ? Effective date of investment unit split is scheduled on Nov 1, 2024. Record date for General Meetings of Unitholders MFLP-REIT : Jul 31, 2024 ADL : Aug 31, 2024 Schedule of the Merger MFLP-REIT (Surviving REIT) ADL (Dissolving REIT) Execution date of the Merger agreement Aug 5, 2024 General meeting of unitholders Sep 30, 2024 Oct 10, 2024 Delisting - Oct 30, 2024 End of the current fiscal period Period ending Oct. 31, 2024 (3-month settlement) Effective date of Merger Nov 1, 2024 Payment of distributions (Payment of cash delivered due to the Merger) Jan 2025 (DPU for the period ending Oct. 31, 2024) Jan 2025 (Payment of money delivered due to the Merger) End of the first fiscal period after the Merger Period ending Jul. 31, 2024 (9-month settlement) 4

1 Overview of the Merger

Merger Scheme


Before the Merger
After the Merger
Unitholders
Investment Corporation
Asset Management
Sponsors
Unitholders
Unitholders
MFLP Mitsui Fudosan Logistics Park Inc.
Advance Logistics Investment Corporation
Mitsui Fudosan Logistics REIT Management Co., Ltd (MFLM)
ITOCHU REIT Management Co., Ltd (IRM)
Residence J-REIT Division
Private Capital AM Division
Logistics J-REIT Division
100%
80%
20%
Mitsui Fudosan Co., Ltd
ITOCHU Corporation
ITOCHU Property Development Ltd.
Unitholders
Unitholders
Allocate 1.168 units of MFLP-REIT per 1 unit of ADL
Merger surviving corporation
MFLP Mitsui Fudosan Logistics Park Inc.
Absorption-type merger
Advance Logistics Investment Corporation
Asset Management
Mitsui Fudosan Logistics REIT Management Co., Ltd.
Logistics J-REIT Division
Logistics REIT Department
Logistics Strategy Department
Absorption-type company split
ITOCHU REIT Management Co., Ltd.
Residence J-REIT Division
Residential Asset Management Department
Residential Investment Department
Residential Strategy Department
Logistics J-REIT Division
Logistics REIT Department
Logistics Strategy Department
Private Capital AM Division
Private REIT Department (Diversified)
Private Fund Department (Diversified)
New stock as consideration
77%
23%
80%
20%
Mitsui Fudosan Co., Ltd.
ITOCHU Corporation
ITOCHU Property Development Ltd.

5

1 Overview of the Merger Overview of MFLP-REIT (after the Merger) Asset size MFLP-REIT 399.7 billion yen (based on acquisition price) ADL 139.2 billion yen (based on acquisition price) 166.0 billion yen (based on expected acceptance price) Anticipated acquisitions 10.7 billion yen (based on anticipated acquisition price) MFLP-REIT (after the Merger) 576.5 billion yen (based on (anticipated) acquisition price + expected acceptance price) No. of properties 30 properties 16 properties 3 properties 49 properties Average NOI yield 4.6% 4.8% billion yen (based on acquisition price) 4.0% billion yen (based on expected acceptance price) 4.2% 4.4% Average building age 7.1 years 7.5 years 1.6 years 7.1 years Average occupancy rates 99.8% 93.3% 100% 98.1% Average lease period/Average remaining lease period 9.6 years / 3.9 years 9.5 years / 5.2 years 8.4 years / 7.3 years 9.6 years / 4.3 years LTV 40.5% 44.2% 39.9% LTV-based capacity for Acquisitions (at 50% LTV) 73.0 billion yen 16.0 billion yen LTV management and stable financial operation 113.0 billion yen LT issuer credit rating (JCR) AA (stable) AA- (stable) AA (stable) (after the Merger prospect) DPU (forecast) (Per one MFLP investment unit before the merger and investment unit split basis) 9,313 yen (Forecasted DPU for the period ending Jan. 31, 2025) 9,623 yen (Forecasted DPU for the period ending Feb. 28, 2025) (Converted amount considering merger ratio) Continuing to strive for stable management 9,912 yen (Forecasted DPU for the period ending Jan. 31, 2026) (Converted amount per unit before investment unit split) 6

1 Overview of the Merger

Overview of the Acquisition

IMP Atsugi 2

Box type | Shin-Tomei Expressway | Approximately 2.5km from IC | Solar panels | Emergency power generator

Location	Isehara, Kanagawa
Anticipated acquisition price	4,712 million yen
Anticipated acquisition date	Nov 1, 2024
Constructed period	June 2022
Total floor space	15,530㎡
Occupancy	100%
NOI Yield	4.2%



Location

- Located in an industrial area and adjacent to the industrial park zones of Utagawa Sangyo Square and Naruse Daini districts. Surrounding area has high concentration of manufacturing plants and logistics facilities
- Superior access to expressways, located 2.5 km from Atsugi Minami Interchange (IC) on the Shin Tomei Expressway, and 3 km from Atsugi IC on the Tomei Expressway and the Odawara-Atsugi Road. Suitable for wide-area deliveries to Kanagawa and Shizuoka Prefectures as well as Tokyo
- Located in Isehara City, with a population of roughly 100,000 as of 2022; sufficient population for securing in a workforce for the facility

Characteristics

- Highly adaptable advanced logistics facility. Single floor area is 1,174 tsubo (3,883 sqm). 4 stories above ground with total floor area of approx. 4,698 tsubo (15,530sqm). Effective ceiling height 5.5m, loading capacity of 1.5t/sqm
- Can be used as single tenant space but possible to split to accommodate up to a maximum of 2 tenants

IMP Kazo

Box type | Tohoku Expressway | Approximately 2.2km from IC | Solar panels | Emergency power generator

Location	Kazo, Saitama
Anticipated acquisition price	3,031 million yen
Anticipated acquisition date	Nov 1, 2024
Constructed period	September 2022
Total floor space	11,173㎡
Occupancy	100%
NOI Yield	4.4%



Location

- Located in industrial district Otone Toyonodai Techno Town. High concentration of manufacturing plants and logistics facilities in surrounding area
- 2.2km from Kazo IC on the Tohoku Expressway. Access to the Greater Tokyo area via the Ken-Oh Expressway from the Kuki Shirakawa Junction on the Tohoku Expressway, which is 9km south of Kazo IC. Suitable for wide-area delivery to Greater Kanto area, including Kanagawa/Chiba Prefectures and Tokyo
- Population of Kazo City as of 2022 was 110,000, sufficient for securing a workforce for the facility

Characteristics

- Single floor area approx. 1,127 tsubo (3,724 sqm). 3 stories above ground with total floor area of 3,380 tsubo (11,173 sqm)
- BCP measures: Emergency power generating facilities on site. Facility is environmentally friendly with energy-saving features such as rooftop solar panels

IMP Yoshikawa Minami(50%)

Box type | Tokyo Gaikan Expressway | Approximately 6.0km from IC | Solar panels | Emergency power generator

Location	Yoshikawa, Saitama
Anticipated acquisition price	3,019 million yen
Anticipated acquisition date	Nov 1, 2024
Constructed period	September 2023
Total floor space	17,852㎡
Occupancy	100%
NOI Yield	3.9%



Location

- Located in industrial district of the Yoshikawa Minami Station East Exit Area Land Readjustment Project. Adjacent to high concentration of manufacturing plants and logistics facilities in Misato and Nagareyama
- Located 6km from Gaikan Misato Nishi IC of the Tokyo Gaikan Expressway. Can also be accessed from Joban Expressway's Misato Junction and National Route16's Kashiwa IC. Provides access to not only Greater Tokyo including its 3 prefectures but to the 3 northern prefectures of the Kanto area via the Tokyo Gaikan Expressway
- Within walking distance of Yoshikawa Minami Station on the JR Musashino Line. Population of the broader surrounding areas of Misato, Nagareyama, Noda, Koshigaya and Matsufushi is approx. 870,000. Highly promising area for securing a workforce given high need for jobs in the area

Characteristics

- Tenant needs for cold storage facilities highly sticky; likely to attract long-term, stable tenants
- BCP measures: Emergency power generating facilities on site. Facility is environmentally friendly with energy-saving features such as roof-top solar panels

7

2. Effects of the Merger MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

2 Effects of the Merger Summary Operating environment Rise in interest rate, inflation Performance of J-REIT market deteriorating Intensifying competition for acquisitions, soaring construction costs Expanded asset size to elevate market presence Market presence to improve after the Merger, with asset size rising to 576.5 billion yen. Also boosts investment unit liquidity, reflecting higher market capitalization Aiming for sustainable growth as a representative of dedicated logistics J-REIT, through continuous external growth which enhances unitholder value Better stability resulting from advances in portfolio diversification Improved profit stability from further portfolio diversification due to the expansion of number of properties Top 5 property ratio to decline from MFLP-REIT 34.7%, ADL 72.9% to 30.3%; top 5 tenant ratio to also remain low level from MFLP-REIT 27.4%, ADL 70.7% to 29.8% after the Merger Dual sponsorship structure with comprehensive developer and general trading company Elevate sponsor support with dual sponsorship structure consisting of comprehensive developer Mitsui Fudosan and general trading company ITOCHU group Merger to create combined portfolio with 2 advanced logistic facilities' brands, MFLP and IMP; maintain focus on quality Aim to elevate unitholder value through external and internal growth. Further strengthen property pipeline supply capability and leasing capability by leveraging the platforms and networks of both sponsors 9

2 Effects of the Merger Enhance presence amongst J-REITs through the Merger (billion yen) 1,500 Dedicated logistics J-REIT Merger to improve liquidity, owing to enhanced presence amongst J-REITs and higher market capitalization 1,250 Achieve MFLP-REIT's Medium-term asset size target of 500.0 billion yen 1,000 750 500 250 0 ADL 139.2 billion yen ADL MFLP-REIT 399.7 billion yen MFLP-REIT MFLP-REIT (after the Merger) 576.5 billion yen MFLP-REIT (after the Merger) 10

2 Effects of the Merger External growth track record since listing Through the Merger, each REIT will achieve significant asset size growth in a weak J-REIT market Expansion of asset size MFLP-REIT : Medium-term asset size target 500.0 billion yen ADL : Medium-term asset size target 200.0 billion yen MFLP-REIT (after the Merger): Accelerate growth, capitalizing on a dual sponsorship structure Aim for continuous external growth to improve unitholder value (billion yen) 700.0 600.0 500.0 400.0 300.0 200.0 100.0 0 MFLP-REIT ADL MFLP-REIT (after the Merger) Achieve substantial asset size growth through the Merger 75.5 78.7 103.5 53.8 156.7 58.8 282.4 98.2 297.6 111.4 342.2 126.7 372.4 133.2 399.7 139.2 576.5 2016 2017 2018 2019 2020 2021 2022 2023 Before the Merger After the Merger (year) 2016/8 MFLP-REIT Listing 2018/9 ADL Listing 2024/11 Merger 11

2 Effects of the Merger

Progress on portfolio diversification through the Merger and asset acquisition

	MFLP-REIT	ADL	Anticipated acquisitions	MFLP-REIT (after the Merger)
No. of properties	30 properties	16 properties	3 properties	49 properties
Asset size	399.7 billion yen (based on acquisition price)	139.2 billion yen (based on acquisition price) 166.0 billion yen (based on excepted acceptance value)	10.7 billion yen (based on anticipated acquisition price)	576.5 billion yen (based on (anticipated) acquisition price + expected acceptance price)
Top 5 property ratio	34.7%	72.9%	-	30.3%
Top 5 tenant ratio	27.4%	70.7%	-	29.8%

Investment ratio by property type

MFLP-REIT

Data center 6.8%
Rampway type 33.9%
Box type 19.6%
Slope type 39.7%

ADL

Other 3.1%
Rampway type 29.4%
Box type 51.8%
Slope type 15.7%

Anticipated acquisitions

Box type 100%

MFLP-REIT (after the Merger)

Other 0.8%
Rampway type 32.1%
Data center 4.7%
Box type 30.4%
Slope type 31.9%

Regional Ratio

MFLP-REIT

Hiroshima area 3.9%
Kyushu area 2.2%
Greater Nagoya area 6.6%
Greater Osaka area 30.3%
Greater Tokyo area 57.0%

ADL

Other 1.2%
Greater Tokyo area 98.8%

Anticipated acquisitions

Greater Tokyo area 100%

MFLP-REIT (after the Merger)

Kyushu area 1.5%
Other 3.0%
Greater Nagoya area 4.5%
Greater Osaka area 20.7%
Greater Tokyo are 70.3%

Investment ratio by tenant type

MFLP-REIT

BTS 6.8%
Other 6.9%
Multi 55.6%
Single 30.6%

ADL

BTS 3.1%
Multi 34.8%
Single 62.0%

Anticipated acquisitions

Single 100%

MFLP-REIT (after the Merger)

BTS 5.5%
Other 4.8%
Multi 48.4%
Single 41.3%

12

2 Effects of the Merger Will continue to own and operate MFLP and IMP brands after the Merger Going forward, will continue to own and operate under the respective branding for properties developed by each sponsor MFLP Mitsui Fudosan Logistics Park MFLP Properties i Missions Park IMP Properties Rampway type MFLP Yokohama Daikoku MFLP Hino GLP?MFLP Ichikawa Shiohama MFLP Ibaraki MFLP Prologis Park Kawagoe MFLP Sakai Rampway type IMP Noda IMP Kashiwa 2 Slope type IMP Ichikawa-Shiohama Slope type MFLP Atsugi MFLP Kuki MFLP Yachiyo Katsutadai MFLP Komaki MFLP Inazawa MFLP Tomei Ayase MFLP Atsugi II MFLP Hiroshima I MFLP Osaka Katano MFLP Kawaguchi I MFLP Osaka I Box type IMP Atsugi IMP Kashiwa IMP Moriya IMP Misato IMP Chiba-Kita IMP Inzai IMP Moriya 1 IMP Inzai 2 IMP Tokyo-Adachi IMP Miyoshi IMP Atsugi 2 New IMP Kazo New IMP Yoshikawa-Minami (50%) New Box type MFLP Kashiwa MFLP Funabashi Nishiura MFLP Hiratsuka II MFLP Yashio MFLP Hiratsuka MFLP Hiratsuka III MFLP Tsukuba MFLP Fukuoka I SG Realty MFLP Fukuoka Kasuya MFLP Tokorozawa MFLP Shinkiba I 13

2 Effects of the Merger

Strengthen sponsor support through a dual sponsorship structure, consisting of a comprehensive developer and general trading company

MFLP Mitsui Fudosan Logistics Park Inc. × Advance Logistics Investment Corporation

Maximize unitholder value

External Growth	Internal Growth	Stable Management

Create a dual sponsorship structure

MITSUI FUDOSAN

Strong development capabilities as a comprehensive developer Superior land sourcing ability enabled by CRE strategies	Superior leasing capability leveraging Group's network	Evolutional solutions-based asset management
Cumulative total investment size as of July 2024 **75** properties Approx. **1,200.0** billion	Office building business client network Approx. 3,000 firms Retail facility business client network Approx. 2,500 firms Strong relationships with leading 3PL operators	End user/Logistics company Mitsui Fudosan Group General Consulting Company "MF Logistics Solutions" Mitsui Fudosan Management End User Community "Logistics Innovation Community" × Cutting edge solutions State-of-the-art solution showroom State-of-the-art technology at MFLP-REIT Utilization and accumulation of know-how DX solutions for receiving and dispatching processes HACOBU

ITOCHU

Group Strengths in Real Estate and Logistics Business	Group Strength as a General Trading Company	
Site procurement, facility development, and leasing capabilities for logistics real estate cultivated over **19** years since 2004. Past development and investment results 42 properties approx. 1.8 million square meters Experience as a logistics operator Experience in J-REIT and logistics real estate operation & management	Extensive client network of 100,000 companies Covers wide business domain of upstream to downstream of commercial channel High presence in consumer-related businesses	ITOCHU related companies provide diverse solutions Construction cost: ITOCHU つなぐ、つくる、こたえる。 伊藤忠建材株式会社 Construction cost: DAIKEN Environment: 伊藤忠エネクス株式会社 Work environment: Timee Work environment: FamilyMart Tenant leasing: souco

14

3. Further growth strategy as a representative of dedicated logistics J-REIT MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

3 Further growth strategy as a representative of dedicated logistics J-REIT Summary External Growth Enhance property pipeline supply capability, backed by a dual sponsorship structure consisting of a comprehensive developer and general trading company. Properties covered by the right of first look and preferential negotiation rights agreement increased to 10 properties, 1.02 million sqm In future, will continue to make acquisitions from an abundant pipeline backed by the development capabilities of both sponsors. Merger to further accelerate the growth strategy Internal Growth Aim to further strengthen internal growth capability through leasing activity which capitalizes on the platforms and networks of both sponsors Aim to negotiate rent reversions which reflect market conditions. 45.7% of total leases expire in less than 3 years; 66.4% expire in less than 5 years Financial Strategy After the Merger, LTV to decline to 39.9%; acquisition capacity (at LTV of 50%) to expand to 113.0 billion yen Aim to further improve credit rating by promoting stable financial operations New Investment Strategy Maximize external growth opportunities, taking into account increasing opportunities to acquire new asset classes such as data centers, cold storage facilities and research facilities Consider asset recycling to enhance portfolio stability and improve profitability Consider redevelopment of existing properties to be implemented by the REIT Consider expansion of acquisition area with the aim of acquiring highly profitable properties in regional area ESG Initiatives Major sustainability initiatives of each REIT to be maintained. After the Merger, will continue to collaborate with both sponsors in promoting initiatives to address ESG issues Both sponsors will maintain same boat investments after the Merger: Unit holding ratio after the Merger for Mitsui Fudosan and ITOCHU Corporation will be 3.59% and 1.22% respectively 16

3 Further growth strategy as a representative of dedicated logistics J-REIT (External Growth)

Dual sponsorship structure to expand pipeline

Properties covered by "Right of first look and preferential negotiation rights agreement" and Preferential Negotiation Rights Properties : 10 properties 1,020,000㎡

Mitsui Fudosan

Properties covered by the "Right of first look and preferential negotiation rights agreement"

7 properties Construction completed 900,000㎡


Leased
Completed
75%
Leased
Completed
Leased
Completed
Leased
Completed
60%
Leased
Completed
50%
Completed
41.5%
Construction completion in fiscal 2024
51%

MFLP Hino / MFLP Funabashi II / MFLP Funabashi III / MFLP Ichikawa Shiohama II / MFLP･OGUD Osaka Torishima / MFLP Zama / MFLP Yokohama Shinkoyasu

Properties developed/operated by Mitsui Fudosan


Construction completion in fiscal 2016
Construction completion in fiscal 2019
Construction completion in fiscal 2019
Construction completion in fiscal 2019
Construction completion in fiscal 2020
Construction completion in fiscal 2020
Construction completion in fiscal 2022

MFLP Funabashi I / MFLP Haneda / MFLP Tosu / MFLP Kawasaki I / MFLP Tachikawa Tachihi / MFLP Tosu / Tokyo Rail Gate EAST


Construction completion in fiscal 2022
Construction completion in fiscal 2023
Construction completion in fiscal 2023
Construction completion in fiscal 2023
Construction completion in fiscal 2024
Construction completion in fiscal 2024
Construction completion in fiscal 2024

MFLP Ebina I / MFLP Yatomi Kisosaki / MFLP Shinkiba II / MFLP Ebina Minami / MFLP Sendai Natori I / MFLP Nagoya Iwakura / MFLP･LOGIFRONT Tokyo Itabashi


Construction completion in fiscal 2024
Construction completion in fiscal 2025
Construction completion in fiscal 2025
Construction completion in fiscal 2025
Construction completion in fiscal 2025
Construction completion in fiscal 2025
Construction completion in fiscal 2026

MFLP Tsukubamirai / MFLP Ichinomiya / MFLP Misato / MFLP Iruma I / MFLP Amagasaki I / MFLP Sendai Natori II (tentative name) / MFLP Iruma II


Construction completion in fiscal 2026
Construction completion in fiscal 2026
Construction completion in fiscal 2026
Construction completion in fiscal 2027
Construction completion in fiscal 2027-2028

MFIP Ebina / MFLP Funabashi Minamikaijin / MFLP Sugito (tentative name) / Yodogawa-ku Kashima Logistics Facility Plan (tentative name) / MFLP Kyoto Hachiman I･II

Hino DC Project

Sagamihara DC Project

Other Data center 1 property

Overseas 9 properties

ITOCHU Group

Preferential Negotiation Rights Properties

3 properties Construction completed 110,000㎡


Leased
Completed
50%
Leased
Completed
Leased
Completed

IMP Yoshikawaminami / IMP Kasugai / IMP Kuwana

ITOCHU Group's owned/developed properties

- Construction completion in fiscal 2025 — IMP Tanotsu (tentative name)
- Construction completion in fiscal 2025 — Project A
- Construction completion in fiscal 2026 — IMP Neyagawa (tentative name)

17

3 Further growth strategy as a representative of dedicated logistics J-REIT (Internal Growth) Strengthen internal growth by leveraging the relationships of both sponsors in leasing activity Reinforcement of Internal Growth Strengthen internal growth by leveraging the relationships of both sponsors in leasing activity Occupied by many tenants that have a relationship with Mitsui Fudosan and ITOCHU Group MFLP Mitsui Fudosan Logistics Park Inc. Lease agreement End user Owner of logistics facility MFLP Mitsui Fudosan Logistics Park Inc. Lease agreement Logistics firm (3PL operator, etc.) Logistics agency agreement End User i Missions Park Can directly approach logistics firms and end users regardless of contract type Mitsui Fudosan Fully leverage the Mitsui Fudosan Group's broad client network Office building business client network Approx. 3,000 firms Retail facility business client network Approx. 2,500 firms Strong relationships with leading 3PL operators Fully capitalize on the broad customer networks of both sponsors ITOCHU Utilization of platform of ITOCHU Group, a general trading company Extensive client network of 100,000 companies Covers Wide business domain of upstream to downstream of commercial channel High presence in consumer-related businesses Tenant diversification after the Merger Others LOGISTEED East Japan Major EC company Nakano Shokai Japan Logistics Systems Marubeni Transport Service Major clothing manufacturing and retail industry NTT LOGISCO SENKO Sagawa Global Logistics Rakuten NIPPON EXPRESS Sangetsu Sun City Building Daiwa Corporation Kokubu Shutoken KDDI Mitsui-Soko Logistics Misumi 3PL company BIG CAMERA Approx. 100 firms Staggering of lease expiration dates after the Merger (thousand m2) 700 600 500 400 300 200 100 0 Lease up for renewal in less than 5 years 66.4% Lease up for renewal in less than 3 years 45.7% 98 FP Ending 2024/10 226 FP Ending 2025/7 186 FP Ending 2026/1 23 FP Ending 2026/7 222 FP Ending 2027/1 162 FP Ending 2027/7 80 FP Ending 2028/1 209 FP Ending 2028/7 128 FP Ending 2029/1 41 FP Ending 2029/7 608 On and after FP Ending 2027/7 18

3 Further growth strategy as a representative of dedicated logistics J-REIT (Financial Strategy) LTV to decline and acquisition capacity to increase as a result of the Merger Improvement in long-term issuer rating (JCR) MFLP-REIT AA (Stable) ADL AA- (Stable) MFLP-REIT (after merger Prospect) AA (Stable) LTV on total assets to decline and acquisition capacity to increase LTV on total assets MFLP-REIT (FP ended Jan. 2025 Forecast) 40.5% ADL (FP ended Feb. 2025 Forecast) 44.2% MFLP-REIT (after merger Forecast) 39.9% LTV-based capacity for Acquisitions (at 50% LTV) (billion yen) 150 100 50 0 Acquisition capacity to expand 73.0 MFLP-REIT (FP ending Jan. 2025 Forecast) 16.0 ADL (FP ending Feb. 2025 Forecast) 113.0 MFLP-REIT (after the Merger Forecast) Interest-bearing debt maturity ladder (million yen) MFLP-REIT borrowing ADL borrowing MFLP-REIT Unsecured Bonds ADL Unsecured Bonds 20,000 18,000 16,000 14,000 12,000 10,000 8,000 6,000 4,000 2,000 0 2,000 FP Ending 2024/7 5,120 3,000 FP Ending 2025/1 1,500 3,950 3,600 FP Ending 2025/7 5,000 2,100 FP Ending 2026/1 5,900 FP Ending 2026/7 8,000 5,600 FP Ending 2027/1 5,020 10,100 FP Ending 2027/7 5,000 7,700 FP Ending 2028/1 4,000 11,800 FP Ending 2028/7 3,680 7,500 FP Ending 2029/1 2,650 8,500 FP Ending 2029/7 1,000 7,200 FP Ending 2030/1 7,500 9,400 FP Ending 2030/7 8,900 FP Ending 2031/1 3,000 4,500 8,700 FP Ending 2031/7 10,900 FP Ending 2032/1 2,000 15,200 FP Ending 2032/7 2,000 3,700 FP Ending 2033/1 10,000 FP Ending 2033/7 5,200 FP Ending 2034/1 3,000 FP Ending 2034/7 FP Ending 2035/1 1,700 FP Ending 2035/7 Lender formation Unsecured Bonds Sumitomo Mitsui Banking Corporation Mizuho Bank Sumitomo Mitsui Trust Bank MUFG Bank The Bank of Fukuoka Shinkin Central Bank The Norinchukin Bank Mizuho Trust & Banking SBI Shinsei Bank The Yamaguchi bank The Chiba bank Development Bank of Japan Nippon Life Insurance Company Risona Bank Mitsui Sumitomo Insurance Sumitomo Life Insurance Company Daishi Hokusetsu Bank The 77 Bank The Joyo Bank Others Total lenders: 29 Total borrowings ¥215.6 bn (Includes Investment Corporation Bonds) 19

3 Further growth strategy as a representative of dedicated logistics J-3 REIT (New Investment Strategy) Expanding growth opportunities driven by dual sponsorship structure Mitsui Fudosan After the Merger, aim for further growth as a result of improved portfolio stability and dual sponsorship structure ITOCHU Acquisitions in new asset classes Data center Domestic data traffic boosted by the pandemic. Advances in 5G, IOT and others are expected to drive further growth In the new Long-term Vision "& Innovation 2030", sponsor Mitsui Fudosan stated its intention to strengthen the data center business. Mitsui Fudosan expects data centers to become essential infrastructure in future MFLP Mitsui Fudosan Logistics Park Inc. Properties held by MFLP-REIT MFIP Inzai MFIP Inzai II Properties developed/operated by Mitsui Fudosan Hino DC Project Sagamihara DC Project Other Data center 1 property MFLP Mitsui Fudosan Logistics Park Inc. MFLP-REIT (after the merger) Cold storage facilities Rising penetration of Food EC and chilled shipping to drive demand for cold storage facilities Currently, much of Japan's stock of cold storage facilities is old and owned by SMEs. If such facilities were scrapped, Japan would likely face a nationwide shortage of cold storage facilities R&D Facility, Manufacturing Plant Demand for R&D facilities to support innovation through open engagement projected to increase Mitsui Fudosan positions the creation of new industries as a key strategy, stepping up the development of R&D facilities in major urban centers and in proximity to academia/medical institutions Properties developed/operated by Mitsui Fudosan Construction completion in fiscal 2026 MFLP Funabashi Minamikaijin Construction completion in fiscal 2026 MFLP Sugito Properties held by ADL and anticipated acquisitions IMP Atsugi (Building B) New 50% IMP Yoshikawaminami Asset recycling Consider asset recycling to enhance portfolio stability and improve profitability Realizing unrealized gains to maintain unitholder returns and retained earnings: DPU stability Enhancing the value/redevelopment of older properties Consider redevelopment of existing properties to be implemented by the investment corporation Aim to improve profitability and asset quality by capitalizing on unutilized FARs Expansion of acquisition area Consider expansion of acquisition area with the aim of acquiring highly profitable properties in regional area 20

3 Further growth strategy as a representative of dedicated logistics J-REIT (ESG Initiatives)

Continued focus on ESG initiatives

Key sustainability initiatives of each REIT

Environment

Each REIT and their asset management companies Mitsui Fudosan Logistics REIT Management and ITOCHU REIT Management have each collaborated with their sponsors on ESG initiatives since their respective IPOs

After the Merger, we are committed to continuing to work with both sponsors in addressing ESG issues

	MFLP Mitsui Fudosan Logistics Park Inc.	Advance Logistics Investment Corporation
GRESB	Real Estate Assessment 「5 Star」 (2nd consecutive year) Disclosure Evaluation 「A」 (3rd consecutive year)	Real Estate Assessment 「5 Star」 (2nd consecutive year) Disclosure Evaluation 「A」 (5th consecutive year)
Green Building certification ratio	100.0% (Logistics Facilities)	94.7% (Logistics Facilities)
Green Finance Balance・Ratio	56.6 billion yen/36.1%	22.7 billion yen/38.5%
Others	Endorsement of the TCFD recommendations	Endorsement of the TCFD recommendations
	Establishment of environmental KPIs・Monitoring	Establishment of environmental KPIs・Monitoring
	Establishment of Sustainability Promotion Structure	Establishment of Sustainability Promotion Structure
	Introduction of green leases	Signing the PRI
	Introduction of LED lighting・solar power panels	Introduction of LED lighting・solar power panels

Initiatives for the stakeholders of both REITs

Social

Leveraging the know-how of sponsors Mitsui Fudosan and the ITOCHU group, the J-REIT will promote initiatives to ensure a healthy and comfortable workplace and safe environment out of consideration for its stakeholders: tenants, users of the facilities, the surrounding area and the local community

- **Initiatives forusers of the facilities**

Cafeteria



Emergency power generator



Emergency stockpile warehouse



- **Initiatives for local community**

  Proactively undertaking initiatives to encourage employees to contribute to the community and raise awareness of environmental issues by participating in neighborhood clean-up activities around the offices of the asset management companies

Prioritizing the relation with investors

Governance

- **Asset management fee structure consistent with the interests of unitholders**

Asset management fee I	Total assets × 0.1% (maximum)
Asset management fee II	Operating income (before deduction of asset management fees and depreciation) × 5.5% (maximum)
Asset management fee III	Pre-tax earnings (before deduction of asset management fees) × Pre-tax EPU (before deduction of asset management fees) × 0.001% (maximum)

- **Both sponsors to maintain same-boat investments**

  After the Merger, both sponsors will maintain their same boat investments in the J-REIT. Maintaining a certain level of investment will ensure that the interests of the unitholders of the J-REIT and both sponsors are in alignment and that each is focused on sound mutual profit growth

	MITSUI FUDOSAN	ITOCHU
Unit holding ratio after the Merger	3.59%	1.22%

21

4. Operating Results Forecast MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

4 Operating Results Forecast DPU Forecast The DPU for the first fiscal period following the Merger (July 2025) is projected to be 14,516 yen (6-month equivalent 9,624 yen) (converted amount per unit before the Merger and investment unit split) DPU for the second fiscal period after the Merger (normal period) is projected to be 9,912. Targeting further upside through external and internal growth 9,214 yen 9,313 yen MFLP-REIT FP ending Jul. 2024 (Forecast) FP ending Jan. 2025 (Forecast) +6.4% 9,692 yen 9,623 yen ADL FP ending Aug. 2024 (Forecast) FP ending Feb. 2025 (Forecast) (Converted amount considering merger ratio) +3.0% 14,516 yen 9,624 yen MFLP-REIT (after the Merger) FP ending Jul. 2025 (9 months) (6 months equivalent) (Converted amount per unit before investment unit split) Merger-related costs -1,008 yen (6 months equivalent -668 yen) Temporary distributions in excess of earnings +1,176 (6 months equivalent+780 yen) 9,912 yen MFLP-REIT (after the Merger) After FP ending Jan. 2026 (normal period) (Converted amount per unit before investment unit split) 23

5. Future Roadmap MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

5 Future Roadmap Aim to further enhance unitholder value based on basic strategy and four roadmaps even after the Merger Listed FP???Merging FP-2FP Merging FP-2FP Merging FP-1FP?Merging FP After Merging FP Asset Size MFLP-REIT (Before and After the Merger) ADL Listed FP 9 properties 75.5 bn yen 7 properties 53.8 bn yen Merged FP-2FP 30 properties 399.77 bn yen 16 properties 139.2 bn yen 2024/11/1 Effective date of the Merger MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation 49 properties 576.5 bn yen Achieve Medium-term asset size target of 500.0 bn yen Aim for further expansion of asset size Further growth and portfolio reinforcement Aiming for further growth as a representative of dedicated logistics J-REIT through dual sponsor structure and continuous property acquisition Sale of properties, asset recycling and acquisition of new asset classes such as data centers, cold storage facilities, consider expansion of acquisition area Aim to strengthen portfolio through strategic CAPEX which contributes to internal growth LTV MFLP-REIT (Before and After and Merger) ADL 24.5% 37.0% 40.8% 70.0 bn yen 44.2% 16.0 bn yen After the Merger (Forecast) 39.9% Acquisition capacity to increase due to decline of LTV 113.0 bn yen 40~50% Medium-to long-term stabilized LTV level Fund procurement and LTV management Together with asset size expansion, LTV to decline and acquisition capacity to increase as a result of the Merger Conduct flexible fund procurement such as shortening maturity and use of floating debt in line with scale of acquisitions, rising rate environment Secure acquisition capacity while continuing to manage LTV Distribution per unit(DPU) MFLP-REIT (Before and After the Merger) ADL 5,198 yen 5,921 yen 9,214 yen 9,692 yen After the Merger (Forecast) 9,624 yen Aim for further DPU growth Sustainable DPU growth Conducting public offerings and reinforcement of shareholder returns through public offerings and buybacks based on market levels Flexible consideration of measures such as raising FFO payout ratio Medium-to long-term internal growth through rent increases over the market level backed by inflationary environment Market Cap MFLP-REIT (Before and After the Merger) ADL 76.1 bn yen 31.2 bn yen 262.0 bn yen 81.1 bn yen Aim for further growth of market cap and investment liquidity Expansion of market cap Inclusion in major indices on back of market cap growth Attract support of ESG investors through promoting acquisition of highly ESG evaluated properties and reinforcement of initiatives by asset management company Increase in unrealized gains to drive continuous NAV growth 25

Appendix. MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation

Appendix.

Our portfolio 1/3

Total (anticipated) acquisition price	Average NOI yield	Appraisal NOI / Appraisal value	Average building age	Occupancy rate
49 properties 576.5 billion yen	4.4%	4.0%	7.1 years	98.1%

Category	Property no.	Property name		Location	(Anticipated) Acquisition price (million yen)	Appraisal value (million yen)	NOI yield (%)	Appraisal NOI / Appraisal value(%)	Gloss floor area (㎡)	Total leasable floor area (㎡)	Building age (years)	Occupancy rate (%)
Logistics facilities	Lm-1	GLP･MFLP Ichikawa Shiohama (50% quasi co-ownership interest)		Ichikawa, Chiba	15,500	20,000	4.7	3.6	105,019 (52,509)	50,813	10.5	100
	Lm-2	MFLP Kuki		Kuki, Saitama	12,500	15,700	5.1	4.1	73,153	67,925	10.0	100
	Lm-3	MFLP Yokohama Daikoku (50% quasi co-ownership interest)		Yokohama, Kanagawa	10,100	11,300	4.8	4.3	100,530 (50,265)	47,939	15.2	100
	Lm-4	MFLP Yashio		Yashio, Saitama	9,650	12,000	5.0	4.0	40,728	39,692	10.3	100
	Lm-5	MFLP Atsugi		Aiko, Kanagawa	7,810	10,400	5.5	4.1	40,942	40,958	9.3	100
	Lm-6	MFLP Funabashi Nishiura		Funabashi, Chiba	6,970	8,550	5.2	4.2	30,947	31,034	9.4	100
	Lm-7	MFLP Kashiwa		Kashiwa, Chiba	6,300	8,110	5.3	4.1	31,242	31,291	8.6	100
	Lm-8	MFLP Sakai		Sakai, Osaka	23,600	28,200	4.9	4.1	125,127	112,148	9.8	100
	Lm-9	MFLP Komaki		Komaki, Aichi	8,260	9,030	4.6	4.2	40,597	38,806	7.4	100
	Lm-10	MFLP Hino (25% quasi co-ownership interest)		Hino, Tokyo	12,533	14,100	4.2	3.7	205,200 (51,300)	46,801	8.7	100
	Lm-11	MFLP Hiratsuka		Hiratsuka, Kanagawa	7,027	8,390	4.8	4.0	33,061	33,055	7.6	100
	Lm-12	MFLP Tsukuba	Existing building Annex building	Tsukubamirai, Ibaraki	8,781	11,300	5.7	4.5	37,027 25,457	37,938 25,600	14.0 6.3	100
	Lm-13	MFLP Inazawa		Inazawa, Aichi	16,200	19,100	4.8	4.1	72,883	68,922	7.1	100
	Lm-14	MFLP Atsugi II		Isehara, Kanagawa	13,100	15,600	4.6	3.8	48,976	48,032	6.2	100
	Lm-15	MFLP Fukuoka I		Kasuya, Fukuoka	5,263	6,680	5.4	4.3	32,199	32,216	7.7	100
	Lm-16	MFLP Prologis Park Kawagoe (50% quasi co-ownership interest)		Kawagoe, Saitama	14,800	17,850	4.6	3.8	117,337 (58,668)	56,723	5.7	93.9
	Lm-17	MFLP Hiroshima I		Hiroshima, Hiroshima	14,480	16,800	5.0	4.3	68,427	66,665	4.8	100
	Lm-18	MFLP Ibaraki		Ibaraki, Osaka	58,900	68,900	4.3	3.7	230,435	208,811	6.9	100

27

Appendix.

Our Portfolio 2/3

Category	Property no.	Property name	Location	(Anticipated) Acquisition price (million yen)	Appraisal value (million yen)	NOI yield (%)	Appraisal NOI / Appraisal value(%)	Gloss floor area (㎡)	Total leasable floor area (㎡)	Building age (years)	Occupancy rate (%)
Logistics Facilities	Lm-19	MFLP Kawaguchi I	Kawaguchi, Saitama	18,500	20,600	4.1	3.7	49,838	48,119	4.7	100
	Lm-20	MFLP Yachiyo Katsutadai	Yachiyo, Chiba	18,000	19,100	4.2	4.0	74,624	69,830	3.8	100
	Lm-21	MFLP Osaka I	Osaka, Osaka	13,900	14,700	4.0	3.8	43,919	43,880	4.0	100
	Lm-22	MFLP Hiratsuka II	Hiratsuka, Kanagawa	12,700	13,700	4.2	3.9	48,141	46,525	4.7	100
	Lm-23	MFLP Osaka Katano	Katano, Osaka	16,500	16,400	4.9	4.9	68,528	67,264	2.8	100
	Lm-24	MFLP Tomei Ayase	Ayase, Kanagawa	19,530	19,840	3.7	3.6	56,764	54,148	1.9	100
	Lm-25	MFLP Tokorozawa	Iruma, Saitama	4,090	4,090	4.7	4.7	21,721	21,725	3.1	100
	Lm-26	MFLP Hiratsuka III	Hiratsuka, Kanagawa	8,410	8,450	4.1	4.0	29,474	28,327	1.3	100
	Lm-27	MFLP Shinkiba I	Koto, Tokyo	5,940	6,110	3.6	3.5	9,584	9,585	1.3	100
	Lm-28	SG Realty MFLP Fukuoka Kasuya (50% co-ownership interest)	Kasuya, Fukuoka	3,040	3,040	4.8	4.8	35,626 (17,813)	18,061	1.8	100
	Li-1	IMP Atsugi Building A Building B	Atsugi, Kanagawa	6,830	6,830	4.3	4.3	3,909 15,387	4,120 16,456	11.8 11.8	100 100
	Li-2	IMP Kashiwa	Kashiwa, Chiba	7,890	7,890	4.2	4.2	31,976	31,999	9.3	100
	Li-3	IMP Noda	Noda, Chiba	15,700	15,700	3.9	3.9	62,750	61,278	8.4	100
	Li-4	IMP Moriya	Tsukuba Mirai Ibaraki	3,920	3,920	4.3	4.3	18,680	18,111	7.3	100
	Li-5	IMP Misato	Misato, Saitama	7,630	7,630	4.0	4.0	22,506	22,664	6.9	0
	Li-6	IMP Chiba-Kita	Chiba, Chiba	3,260	3,260	4.2	4.2	9,841	10,478	6.6	100
	Li-7	IMP Inzai	Inzai, Chiba	33,200	33,200	4.2	4.2	110,022	110,516	6.3	100
	Li-8	IMP Moriya 2	Tsukuba Mirai Ibaraki	947	947	5.3	5.3	6,779	7,043	29.5	100
	Li-9	IMP Kashiwa 2	Kashiwa, Chiba	34,200	34,200	3.8	3.8	117,435	116,883	5.9	100

28

Appendix.

Our Portfolio 3/3

Category	Property no.	Property name	Location	(Anticipated) Acquisition price (million yen)	Appraisal value (million yen)	NOI yield (%)	Appraisal NOI / Appraisal value(%)	Gloss floor area (㎡)	Total leasable floor area (㎡)	Building age (years)	Occupancy rate (%)
Logistics Facility	Li-10	IMP Inzai 2	Inzai, Chiba	6,260	6,260	4.3	4.3	26,938	27,007	5.3	100
	Li-11	IMP Tokyo-Adachi	Adachi, Tokyo	12,100	12,100	3.7	3.7	27,872	27,828	6.1	51.0
	Li-12	IMP Miyoshi	Iruma, Saitama	2,800	2,800	4.1	4.1	10,300	10,320	4.8	100
	Li-13	IMP Ichikawa Shiohama	Ichikawa, Chiba	25,000	25,000	3.6	3.6	57,724	54,311	4.9	100
	Lo-1	LOGITRES Sano	Sano, Tochigi	1,770	1,770	4.2	4.2	7,144	7,144	1.3	100
	Li-14	IMP Atsugi 2 Anticipated Acquisition	Atsugi, Kanagawa	4,712	5,030	4.2	3.9	15,530	15,513	2.0	100
	Li-15	IMP Kazo Anticipated Acquisition	Kazo, Saitama	3,031	3,220	4.4	4.2	11,173	11,173	1.8	100
	Li-16	IMP Yoshikawa Minami Anticipated Acquisition (50% quasi co-ownership interest)	Ichikawa, Saitama	3,019	3,020	3.9	3.9	17,852 (8,926)	9,342	0.8	100
	Subtotal or Average		-	544,655	600,817	4.4	4.0	2,471,348 (2,129,264)	2,055,040	6.9	98.1
Industrial real estate	Im-1	MFIP Inzai	Inzai, Chiba	12,220	14,300	4.9	4.2	40,478	Not disclosed	10.3	Not disclosed
	Im-2	MFIP Inzai II	Inzai, Chiba	15,150	17,500	4.8	4.1	27,268	30,906	4.1	100
	Io-3	T&B Maintenance Center Toyama	Matsue, Shimane	2,590	2,590	4.6	4.6	7,164	7,164	27.2	100
	Io-4	T&B Maintenance Center Matsue	Toyama, Toyama	1,970	1,970	4.8	4.8	6,615	6,615	31.4	100
	Subtotal or Average		-	31,930	36,360	4.8	4.2	81,526	Not disclosed	11.4	Not disclosed
Total or Average			-	576,585	637,177	4.4	4.0	2,552,874 (2,210,790)	Not disclosed	7.1	98.1

29

Appendix. Goodwill Negative goodwill is expected to occur as a result of the Merger, but will not be reflected in the figures in post-Merger performance forecast announced on August 5, 2024 ADL MFLP-REIT (after the Merger) B/S at the time of the Merger (book value) Market valuation B/S as of the end of Oct. 2024 TBD as of Aug. 5, 2024 Nov. 1, 2024 B/S after the Merger Assets accepted (book value) Assumed liabilities (book value) Net assets (book value) Assets accepted (Fair value) Assumed liabilities (book value) Net assets (book value) Negative goodwill the Merger consideration (MFLP-REIT Investment unit) Merger consideration less than market-value based on net asset value creates negative goodwill. Positive goodwill the Merger consideration (MFLP-REIT Investment unit) Merger consideration more than market-value based on net asset value creates positive goodwill. Assets including positive goodwill Liabilities Net assets including negative goodwill Positive goodwill Negative goodwill Treatment on B/S Posted as intangible assets Portion not allocated to distribution in the first fiscal period after the Merger will be posted as RTA (Reserve for Temporary difference Adjustments) in net as net assets within the range necessary for satisfying conduit requirements (more than 90% dividend distribution) Treatment on P/L Amortized in equal amounts over a period of within 20 years as operating expenses (planned) Posted as extraordinary income in the first fiscal period after the Merger 30

Appendix. Organization of the investment corporation (after the Merger) Custodian Transfer Agent General Administrator (Institutional) MFLP-REIT Accounting service entrusiting agreement General Administrator (Accounting) Reiwa Accounting Holdings Co., Ltd. Sumitomo Mitsui Trust Bank, Limited MFLP Mitsui Fudosan Logistics Park Inc. General Meeting of Unitholders General Administrator (Tax affairs) Asset custody agreement Transfer agency service agreement General administrative service Agency agreement Board of Directors Tax affairs entrusting agreement Reiwakaikeisha Tax Corporation Executive Director: Hiroshi Asai Supervisory Director: Izuru Goto Supervisory Director: Eiko Osawa Fiscal agency agreement General Administrator (Investment corporation bonds) Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited MUFG Bank, Ltd. Independent Auditor KPMG AZSA LLC Trademark licensing agreement Trademark licensing agreement Logistics management agreement Agreements for entrustment of control and coordination services Property management agreement Asset management agreement Specified Related Corporation Mitsui Fudosan Co.,Ltd. Right of first look and preferential negotiation agreement Trademark licensing agreement Advisory contracts regarding real estate Asset Management Company Mitsui Fudosan Logistics REIT Management Co., Ltd. Related Corporation of Asset Management Company ITOCHU REIT Management Co., Ltd. Right of first look and preferential negotiation agreement Sponsor (Related Corporation of Asset Management Company) ITOCHU Corporation ITOCHU Property Development, Ltd. 31

Notes on Matters Stated in this Document [Overall] Unless otherwise specified, figures indicated in whole numbers are rounded down to the nearest specified unit and figures with a decimal point are rounded to the nearest indicated unit. Figures regarding the assets and financial status after the Merger are calculated by reflecting the acquisition of assets (IMP Atsugi 2, IMP Kazo, IMP Yoshikawa Minami (50% quasi-co-ownership interest)) and the related borrowings carried out in conjunction with the Merger. [P.2] "Asset size" of "MFLP-REIT", "ADL", "Acquisition anticipated properties" are the sum of acquisition prices (including anticipated acquisitions). For "MFLP-REIT (after the Merger)","Asset size" is calculated by replacing the acquisition prices of the 16 properties already owned by ADL with the expected acceptance price of MFLP-REIT for the Merger: Appraisal value as of February 29, 2024 (provided, as of September 1, 2023 for LOGITRES Sano, and as of May 1, 2024 for T&B Maintenance Center Matsue and T&B Maintenance Center Toyama). The same shall apply on all pages hereafter. The ranking among J-REITs is based on data published by each J-REIT as of July 1, 2024 (reflecting acquisitions and sales of assets announced at that time). [P.4] MFLP are planning to change the fiscal period for MFLP-REIT that begins August 1, 2024 to a 3-month period ending on the last day of October, and the following fiscal period to a 9-month period from November 1, 2024 to the last day of July 2025, subject to the approval for the amendments to the Articles of Incorporation to be obtained at the general meeting of unitholders and on the condition that the Merger takes. Subsequent fiscal periods will run from February 1 to the last day of July and from August 1 to the last day of January of the following year. [P.6] Expected acceptance price is the MFLP's expected acceptance price for the Merger for the 16 properties already owned by ADL: Appraisal value as of February 29, 2024 (provided, as of September 1, 2023 for LOGITRES Sano, and as of May 1, 2024 for T&B Maintenance Center Matsue and T&B Maintenance Center Toyama). The same shall apply on all pages hereafter. Expected acceptance price is the MFLP's expected acceptance price for the Merger for the 16 properties already owned by ADL: Appraisal value as of February 29, 2024 (provided, as of September 1, 2023 for LOGITRES Sano, and as of May 1, 2024 for T&B Maintenance Center Matsue and T&B Maintenance Center Toyama). The same shall apply on all pages hereafter. "Average NOI yield" is the weighted average of "Appraisal NOI yield" by acquisition price (if based on acquisition price) or expected acceptance price (if based on expected acceptance price). "Appraisal NOI yield" is the ratio of net operating income under direct capitalization method stated in real estate appraisal report ("Appraisal NOI") to acquisition price (if based on acquisition price) or expected acceptance price (if based on expected acceptance price). "Average Building Age" is the weighted average of the number of years from the date of construction of the main building of each property in the register to July 1, 2024, based on total floor area, taking into consideration quasi co-ownership interests of each property. "Average Occupancy Rate" or "Occupancy Rate" is the ratio of the leased area to the leasable area based on the lease agreement concluded as of July 1, 2024. "Leasable area" is the total floor area (rounded down to the nearest whole number) of each asset held by MFLP-REIT that is deemed to be leasable based on the lease agreement or floor plan, etc. for such building as of July 1, 2024. (not include the leased area indicated in the lease agreements concerning shops, vending machines, solar power generation facilities, parking lots, nursery centers and the like) "Average Lease Period" indicates stated lease periods on in-force leases as of July 1, 2024, weighted by leased area. When a re-contracted lease agreement which starts on the day immediately following the expiration date of the previous lease agreement is concluded with the same lessee, the lease term is deemed to be from the start of the initial lease agreement to the expiration date of the re-contracted lease agreement and used in the calculation of the average as such. "Average Remaining Lease Period" indicates the remaining lease period on lease agreements after July 1, 2024 on in-force leases as of July 1, 2024, weighted by leased area. When a re-contracted lease agreement is concluded with the same lessee, the lease period is deemed to continue to the expiration date of the re-contracted lease agreement and used in the calculation of the average as such. "Total Asset LTV" or "LTV" indicates figures calculated by dividing the balance of interest-bearing debt by total assets. For "MFLP-REIT", the forecast figures for the fiscal period ending January 2025, which is a prerequisite for the performance forecast in the financial results report announced on March 14, 2024 is listed. For "ADL", the forecast figures for the fiscal period ending February 2025, which is a prerequisite for the performance forecast in the financial results report announced on April 17, 2024, taking the acquisition of T&B Maintenance Center Matsue and T&B Maintenance Center Matsue Toyama into account is listed. The same shall apply on all pages hereafter. "Acquisition Capacity" is the amount of debt that can be additionally financed assuming LTV is raised to 50%. The amount indicated has been rounded to the nearest 100 million yen. The same shall apply hereafter DPU (Forecast)" for "MFLP-REIT" is the forecast for the fiscal period ending January 2025 in the financial results report announced on March 14, 2024, for "ADL" is the converted amount from the forecast for the fiscal period ending February 2025 in the financial results report announced on April 17, 2024 considering the Merger ratio (Amount dividing the forecast DPU by the Merger ratio of 0.292 (before taking into account the investment unit split) in order to indicate the forecast DPU on the assumption that the value per unit of ADL is the same as the value per unit of MFLP-REIT, calculated based on the merger ratio), for "MFLP-REIT (after the Merger)" is the projected figure for earnings after the Merger (converted amount assuming no investment unit split, which is the amount obtained by multiplying the forecast DPU after the investment unit split by four times). [P.7] As "Total floor area", figures based on the record on the register, rounding down to the nearest whole number are listed. "Total floor area" is the sum of total floor area of main properties and attached properties. If there are several main properties, "Total floor area" is the sum of each main properties "total floor area". The same shall apply hereafter. [P.9] "Top 5 Property Ratio" indicates the percentage of the combined (anticipated) acquisition prices for the top 5 properties relative to total (anticipated) acquisition price. "Top 5 Tenant Ratio" indicates the percentage of leased area for the top 5 tenants relative to total leased area (excluding industrial real estate). The same shall apply on all pages hereafter. Brand name MFLP is an acronym of Mitsui Fudosan Logistics Park, which is applied to advanced logistics facilities developed by Mitsui Fudosan that meet predetermined criteria for specifications and also achieve Mitsui Fudosan quality. However, it also includes some exceptional cases, where MFLP is applied to advanced logistics facilities that match the same criteria in specifications on properties that have been developed by third-parties other than Mitsui Fudosan and also achieve Mitsui Fudosan quality. Brand name IMP is an acronym of I Missions Park, which refers to the brand name of logistics facility developed and operated by ITOCHU Group that meets the predetermined criteria for specifications. [P.10] The graph shows asset size for all J-REITs. The data is as of July 1, 2024 and includes planned acquisitions and disposals publicly disclosed as of this date. [P.11] The asset size of MFLP-REIT and ADL from 2016 to 2023 is the total acquisition price as of the end of each year. 32

Notes on Matters Stated in this Document [P.12] "Investment ratio by property type", "Regional Ratio", "Investment ratio by tenant type" for "MFLP-REIT", "ADL", and "Anticipated acquisitions" are stated based on (anticipated) acquisition prices (for "Regional ratio," excluding industrial real estate). Regarding "MFLP-REIT (after the Merger)", those are calculated based on the (anticipated) acquisition prices, replacing the acquisition prices of the 16 properties already owned by ADL with the expected acceptance price of MFLP-REIT for the Merger. [P.13] The list only includes "MFLP" and "IMP" held after the Merger and does not include logistics facility other than "MFLP" and "IMP" or industrial real estate. [P.14] "Cumulative investment scale" includes properties under development or in planning as of July, 2024 and the associated investment amount (planned investment amount). The properties in planning include targets and plans for Mitsui Fudosan as of the relevant date, which may be subject to change or cancellation in future. [P.16] The ratio of lease contracts scheduled for renewal is calculated based on the leased area of properties held after the Merger (excluding industrial real estate) based on lease contracts concluded as of July 1, 2024. [P.17] With regard to "Properties Developed/Operated by Mitsui Fudosan" and "ITOCHU Group's owned/developed properties" as of the date of this document, the each investment corporations has not been granted preferential negotiation rights and there is no guarantee that MFLP-REIT will secure the opportunity to consider such properties after the Merger. In addition, there is no guarantee that MFLP-REIT will be able to acquire any of these properties after the Merger. [P.18] For "Tenant diversification after the Merger" and "Staggering of lease expiration dates after the Merger", the calculation is based on the leased area of properties held after the Merger (excluding industrial real estate) based on the lease agreement concluded as of July 1, 2024. Note that for the fiscal period ending October 2024 is a three-month period from August 1, 2024 to the end of October 2024, and the fiscal period ending July 2024 is a nine-month period from November 1, 2024 to the end of July 2025. [P.19] For "Interest-bearing debt maturity ladder" and "Lender formation", the sum of the amount of interest-bearing debt raised by MFLP-REIT and ADL as of July 1, 2024 are listed [P.21] "GRESB" is an annual assessment to benchmark ESG performance for the real estate sector, created in 2009 and led by major pension fund groups in Europe, in alignment with the United Nation's Principles for Responsible Investment "Green Building Certification Ratio" is calculated based on floor area of properties owned by each investment corporation before adjusting for quasi co-ownership interests of each property. "Green Building Certification" typically refers to Environmental Certifications based on environmental standards set out by third-party assessment organizations, established to support environmentally-friendly real estate. "Green Finance Balance Ratio" is the total amount of green loans, sustainability-linked loans, green bonds, and sustainability bonds procured by MFLP-REIT and ADL as of July 1, 2024 and the ratio to the amount of interest-bearing debt [P.23] With regard to the projected DPU for ADL for the fiscal periods ending August 2024 and February 2025, the figures shown here are the projected DPU amounts divided by the Merger ratio of 0.292 (before considering investment unit split), hypothetically assuming that ADL's value per unit was the same as MFLP-REIT's value per unit based on the merger ratio. In addition, it is based on the assumptions for the earnings forecast in the financial results report announced on April 17, 2024. The same shall apply on all pages hereafter. MFLP are planning to change the fiscal period for MFLP-REIT that begins August 1, 2024 to a 3-month period ending on the last day of October, and the following fiscal period to a 9-month period from November 1, 2024 to the last day of July 2025, subject to the approval for the amendments to the Articles of Incorporation to be obtained at the general meeting of unitholders and on the condition that the Merger takes. Subsequent fiscal periods will run from February 1 to the last day of July and from August 1 to the last day of January of the following year. With regard to the Projected DPU, the figures shown here are the projected DPU amounts that is converted assuming no investment unit split (amount obtained by multiplying the projected DPU after the investment unit split by four times). [P.25] For LTV of MFLP-REIT, the forecast figures as of the end of the fiscal period ending July 2024, which is a prerequisite for the performance forecast in the financial results announced on March 14, 2024 is listed. For LTV of ADL, the forecast figures for the fiscal period ending August 2024, which is a prerequisite for the performance forecast in the financial results report announced on April 17, 2024, taking the acquisition of T&B Maintenance Center Matsue and T&B Maintenance Center Matsue Toyama into account is listed For market capitalization of the listed fiscal period, figures calculated using closing price as of end of listed fiscal period multiplied by number of investment units issued as of the end of listed fiscal period are listed. For market capitalization of merged fiscal period-2 fiscal period, figures calculated using closing price as of July 1, 2024 multiplied by number of investment units issued as of July 1, 2024 are listed. [P.27] As "Appraisal value", estimated value based on the following price point are listed. Property no. Lm-1~23, 25, Im-1~2…January 31, 2024 Property no. Lm-24,26~28…November 30, 2023 Property no. Li-1~13…February 29, 2024 Property no. Lo-1…September 1, 2023 Property no. Li-14~16…July 1, 2024 Property no. Io-3~4…May 1, 2024 "Appraisal NOI/Appraisal Value" is Appraisal NOI divided by appraisal value. The subtotal (average) and total (average) of "Appraisal NOI / Appraisal value" for each category indicate the weighted average based on the appraisal value. 33

Disclaimer This presentation is provided solely for informational purposes with regard to the absorption-type merger between Mitsui Fudosan Logistics Park Inc. as the surviving investment corporation and Advance Logistics Investment Corporation as the dissolving investment corporation. It is not intended as an offering to sell, or a solicitation or inducement to trade in a specific investment instrument. All investment decisions must be made independently and at the investors' own risk. Investment in real estate investment securities entail the risk of incurring a loss as a result of a decline in transaction prices related to the prices of real estate owned, changes in profitability, deterioration in the financial condition of the issuer, changes in the market or other factors. Investors must rely on their own independent judgement in making investments decisions at their own risk. This presentation should not be interpreted as constituting disclosure documents or asset management reports as defined and required by the Financial Instrument Exchange Act or the Act on Investment Trusts and Investment Corporations. With regard to the information provided in this presentation, although MFLP-REIT and Mitsui Fudosan Logistics REIT Management Co., Ltd., ADL and ITOCHU Corporation have made every effort to provide correct information as of the date of preparation, its accuracy, adequacy or completeness are not guaranteed. With the exception of statements pertaining to facts in the past or present, the information provided in this presentation represents forward-looking statements derived from information available as of the preparation date of the presentation (or the date if otherwise specified in this presentation), based on certain assumptions and qualifications. The forward-looking statements are based on applicable laws and regulations, market environment, interest rate environment, business practice and other factors as of the preparation date of this presentation, and do not consider or reflect changes in circumstances which occur after the preparation date. Actual results, performance, financial circumstances and other factors can differ materially from those anticipated in the forward-looking statements, regardless of whether the forward-looking statements are clearly identified as such, due to uncertainties of existing risks or unknown risks or other factors. The forward-looking statements pertaining to earnings, business projections, etc., contained in this presentation are not a guarantee of future earnings, business projections, etc. The content of this document is subject to change or repeal without prior notice. MFLP-REIT and Mitsui Fudosan Logistics REIT Management Co., Ltd., ADL and ITOCHU Corporation do not undertake any obligation to update or publicly disclose the content of this presentation (including forward-looking statements). Duplication or reproduction of any content contained this presentation without the prior consent of MFLP-REIT and Mitsui Fudosan Logistics REIT Management Co., Ltd., ADL and ITOCHU Corporation is strictly prohibited. 34

MFLP Mitsui Fudosan Logistics Park Inc. Advance Logistics Investment Corporation